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Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)
Director, Investor Relations
(650) 624-3000

CYTOKINETICS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Resignation of Grant Heidrich and Election of Wendell Wierenga

South San Francisco, CA, February 10, 2011 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today the resignation of A. Grant Heidrich III from the company’s Board of Directors. Mr. Heidrich has served on the company’s Board since 1998. Contemporaneously with Mr. Heidrich’s resignation, the Board has elected Dr. Wendell Wierenga to the company’s Board. Both of these changes are effective immediately.

“We would like to thank Grant for his dedicated service to the company,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Grant has served on our Board since the company commenced operations and we are fortunate to have had the benefit of his expertise and counsel for over 10 years. On behalf of Cytokinetics’ management and our Board, we are grateful for his strategic insights and professional oversight that have contributed to the company’s successes.”

Dr. Wierenga joins the Cytokinetics Board of Directors with over 30 years of experience in biopharmaceutical and pharmaceutical discovery and development. Dr. Wierenga is currently Executive Vice President of Research and Development of Ambit Biosciences, a privately-held biotechnology company. Prior to joining Ambit, he served as Executive Vice President, Research and Development of Neurocrine Biosciences, Inc. From September 2000 to August 2003, Dr. Wierenga served as the Chief Executive Officer of Syrrx, Inc (now Takeda San Diego). Previously, Dr. Wierenga was Senior Vice President, Worldwide Pharmaceutical Sciences, Technologies and Development for the Parke-Davis/Warner Lambert (now Pfizer Inc.) where he was responsible for worldwide drug development. Prior to joining Parke-Davis, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals, where he led drug discovery research. Dr. Wierenga currently serves as a board member of XenoPort, Inc. and Onyx Pharmaceuticals, Inc. Dr. Wierenga earned his B.A. from Hope College and his Ph.D. in Chemistry from Stanford University.

“We are pleased to welcome Wendell to Cytokinetics’ Board at a time when our maturing pipeline of drug candidates has demonstrated encouraging results in multiple programs and across multiple therapeutic areas.” continued Mr. Blum. “Over his career, Wendell has led or participated in the research and development of more than sixty Investigational New Drug Application filings, ten New Drug Applications and ten marketed drug products. We look forward to tapping his expert judgment and experience in defining paths forward for our first-in-class compounds and capitalizing on related business opportunities.”

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase IIa clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis. Cytokinetics is also conducting non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disorder (COPD). In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates that have progressed into clinical development: ispinesib, SB-743921 and GSK-923295. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval and production of Cytokinetics’ drug candidates and potential drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results and that Cytokinetics’ drug candidates and potential drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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